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Exhibit 1.9

REPORT UNDER
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTIONS 147.11 and 147.12 OF THE SECURITIES ACT (QUEBEC),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK)

        The following information is filed pursuant to the provisions listed above under applicable securities legislation:

  (a)
  the name and address of the offeror:

    Xstrata Canada Inc.
    c/o Xstrata plc
    Bahnhofstrasse 2
    6301 Zug
    Switzerland

  (b)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

    On August 14, 2006, Xstrata Canada Inc. (the "Offeror"), pursuant to its offer dated May 18, 2006 (the "Original Offer"), as varied, amended, and supplemented by the notice of extension dated July 7, 2006, the notice of variation dated July 11, 2006, and the notice of variation dated July 21, 2006, (as varied, amended and supplemented, the "Offer"), to purchase all of the outstanding common shares of Falconbridge Limited ("Falconbridge") together with the associated rights (the "SRP Rights") under the shareholder rights plan of Falconbridge (collectively, the "Common Shares"), which includes Common Shares that may become issued and outstanding after the date of the Original Offer upon the conversion, exchange or exercise of any securities of Falconbridge (other than the SRP Rights) that are convertible into or exchangeable or exercisable for Common Shares, other than any Common Shares owned directly or indirectly by Xstrata plc ("Xstrata"), acquired beneficial ownership of an additional 257,700,100 Common Shares representing approximately 67.8% of the issued and outstanding Common Shares.

  (c)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

    Prior to the acquisition referred to in paragraph (b) above, 1184760 Alberta Ltd. (individually, "Xstrata Alberta" and together with the Offeror and Xstrata, the "Reporting Persons") beneficially owned and controlled 92,222,426 Common Shares, representing approximately 24.3% of the issued and outstanding Common Shares on a fully-diluted basis. Following the acquisition of the 257,700,100 Common Shares referred to in (b) above, Xstrata Alberta beneficially owns 349,922,526 Common Shares, representing approximately 92.1% of the issued and outstanding Common Shares on a fully-diluted basis.

  (d)
  the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

  (i)
  the offeror, either alone or together with any joint actors, has ownership and control;

      The Offeror, along with its associates and affiliates, beneficially owns 349,922,526 Common Shares, representing approximately 92.1% of the issued and outstanding Common Shares.

      On August 14, 2005, Xstrata Alberta, of which the Offeror is a wholly-owned indirect subsidiary, acquired 73,115,756 Common Shares. Between then and September 19, 2005, Xstrata Alberta acquired in three private transactions an additional 550,240 Common Shares. On July 28, 2006, Xstrata Alberta acquired an additional 18,556,430 Common Shares through the facilities of the Toronto Stock Exchange. Xstrata Alberta acquired, in the foregoing transactions, an aggregate of 92,222,426 Common Shares, representing approximately 24.3% of the issued and outstanding Common Shares on a fully-diluted basis.

    (ii)
    the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

      None.

    (iii)
    the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

      None.

  (e)
  the name of the market in which the transaction or occurrence that gave rise to this report took place;

    Not applicable.

2

  (f)
  the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

    In line with Xstrata's intention to acquire 100% of Falconbridge as soon as possible, on August 15, 2006, the Offeror announced its intention to vary its Offer in order to extend the expiry time of the Offer to midnight (Vancouver time) Friday, August 25, 2006 (along with the Offer, the "Amended Offer"). The purpose of the Amended Offer is to acquire all of the remaining outstanding Common Shares. A copy of the news release is attached as Exhibit A.

    All other terms and conditions of the Original Offer dated May 18, 2006, as varied, amended, and supplemented by the Notice of Extension dated July 7, 2006, the Notice of Variation dated July 11, 2006, and the Notice of Variation dated July 21, 2006, remain unchanged. In accordance with Xstrata's consistently stated goal of acquiring 100% of the Common Shares, the Offeror intends to acquire all Common Shares not tendered to the Amended Offer following the expiry of the Amended Offer pursuant to a compulsory acquisition or subsequent acquisition transaction.

    The foregoing description of the Amended Offer does not purport to be complete and is qualified in its entirety by reference to the full text of the offer and offering circular for the Original Offer, filed with Canadian regulatory authorities on May 18, 2006, as varied, amended and supplemented by the Notice of Extension, filed with Canadian regulatory agencies on July 7, 2006, the Notice of Variation, filed with Canadian regulatory agencies on July 11, 2006, the Notice of Variation filed with Canadian regulatory agencies on July 21, 2006, and the Notice of Extension that the Offeror expects to file with Canadian regulatory authorities on August 15, 2006.

  (g)
  the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

    Not applicable.

  (h)
  the names of any joint actors in connection with the disclosure required by this report;

    The Offeror is a wholly-owned indirect subsidiary of Xstrata Alberta, which is a wholly-owned indirect subsidiary of Xstrata. Xstrata is a major global diversified mining group listed on the London and Swiss stock exchanges. The principal executive offices of Xstrata are located at Bahnhofstrasse 2, 6301 Zug, Switzerland.

3

    The Reporting Persons expressly disclaim that any person other than wholly-owned direct or indirect subsidiaries of Xstrata has acted jointly or in concert with the Reporting Persons in connection with the acquisition described in this Report.

  (i)
  in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

    The consideration to be paid by the Offeror in connection with the purchase of the Common Shares referred to in (b) above will be the equivalent of Cdn.$62.50 for each Common Share.

  (j)
  if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer's securities.

    See paragraph (f) above.

4

DATED this 15th day of August, 2006

XSTRATA CANADA INC.
by	/s/ BENNY STEVEN LEVENE Name: Benny Steven Levene Title: President and Secretary

EXHIBIT A

NEWS RELEASE

XSTRATA ACQUIRES ADDITIONAL 67.8% OF FALCONBRIDGE
AND EXTENDS OFFER TO 25 AUGUST 2006

Zug, 15 August 2006

Xstrata is pleased to announce that 257,700,100 common shares of Falconbridge ("Common Shares") have been validly deposited to Xstrata's offer to acquire all Falconbridge common shares not already owned by Xstrata. Xstrata has taken up and accepted for payment all shares tendered, which represent approximately 67.8% of the issued and outstanding Common Shares on a fully diluted basis. Xstrata now beneficially owns 349,922,526 Common Shares or approximately 92.1% of the issued and outstanding Common Shares on a fully diluted basis. Payment will be made to shareholders who have tendered their shares on or before 17 August 2006.

In line with Xstrata's intention to acquire 100% of Falconbridge as soon as possible, Xstrata has also extended the expiry date of its all-cash offer to enable the remaining Falconbridge shareholders to receive prompt payment of the same C$62.50 per share consideration under the offer. The offer will now expire at midnight (Vancouver time) on Friday, 25 August 2006. All other terms and conditions of Xstrata's offer described in its offer and offering circular dated 18 May 2006, as varied, amended, and supplemented by the notice of extension dated 7 July 2006, the notice of variation dated 11 July 2006, and the notice of variation dated 21 July 2006, remain unchanged. Xstrata intends to acquire all Common Shares not tendered to the offer following the expiry of the offer pursuant to a compulsory acquisition or subsequent acquisition transaction.

Xstrata has now taken effective control of Falconbridge and both management teams are working closely together to facilitate a smooth and swift integration of the two businesses.

Xstrata expects to mail a formal notice of extension to all Falconbridge shareholders today.

Falconbridge shareholders with questions or requests for copies of the documents, please call Kingsdale Shareholder Services Inc. at 1-866-639-7993. Banks and brokers should call at 416-867-2272. Further information is available from www.xstrata.com/falconbridge.

ends

Xstrata contacts

Claire Divver		Ernie Lalonde
Telephone	+44 20 7968 2871	National Public Relations
Mobile	+44 7785 964 340	Telephone	+1 416 848 1423
Email	cdivver@xstrata.com	Email	elalonde@national.ca

Michael Oke
Aura Financial
Telephone	+44 20 7321 0033
Mobile	+44 7834 368 299
Email	michael@aura-financial.com

Each of Deutsche Bank AG, JPMorgan Cazenove Limited and TD Securities Inc. is acting exclusively for Xstrata plc ("Xstrata" or the "Company") and no one else in connection with the proposed acquisition of Falconbridge (the "Falconbridge Acquisition") and will not be responsible to anyone other than Xstrata for providing the protections afforded to its clients or for providing advice in relation to the Falconbridge Acquisition and/or any other matter referred to in this announcement.

The offer for Falconbridge referred to herein (as the same may be varied in accordance with applicable law, the "Offer") is being made by Xstrata Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of the Company.

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and offering circular filed on 18 May 2006, as amended, varied and supplemented by the notice of extension dated 7 July 2006, the notice of variation dated 11 July 2006 and the notice of variation dated 21 July 2006, all filed with Canadian provincial and United States federal securities regulators, and the notice of extension to be dated 15 August 2006 that the Offeror and Xstrata will mail to Falconbridge shareholders and file with Canadian provincial and United States federal securities regulators.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Unless the context otherwise requires, references in this announcement to the "Enlarged Group" are to Xstrata and its subsidiaries and subsidiary undertakings and, where the context requires, its associated undertakings as constituted immediately following completion of the Falconbridge Acquisition and therefore such references include the Xstrata group as enlarged by the Falconbridge group. Completion of the Falconbridge Acquisition is subject to a number of conditions.

Unless the context otherwise requires, references in this announcement to the "Falconbridge Acquisition" assume an acquisition under the Offer of all outstanding Falconbridge shares not already owned by the Xstrata group.

Nothing in this announcement is an offer of securities for sale or a solicitation of an offer to purchase securities in the United States or in any other jurisdiction. The securities of Xstrata referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This announcement includes statements that are, or may be deemed to be, "forward-looking statements". By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond Xstrata's ability to control or predict. Forward-looking statements are not guarantees of future performance. The Xstrata group's and the Enlarged Group's actual results of operations, financial condition, liquidity, dividend policy and the development of the industries in which they operate may differ materially from the impression created by the forward-looking statements contained in this announcement. Further, actual developments in relation to the Falconbridge Acquisition and the expected completion, and timing of completion, of the Falconbridge Acquisition may differ materially from those contemplated by forward-looking statements depending on certain factors which include, but are not limited to, the risks that (and the risks associated with the fact that) the Xstrata group may not acquire under the Xstrata offer all of the Falconbridge shares not already owned by the Xstrata group, the Xstrata group may not realise the anticipated benefits, operational and other synergies and/or cost savings from the Falconbridge Acquisition and/or the acquisition by the Xstrata group of a one third interest in Cerrejón which completed on 12 May 2006 and/or the acquisition by the Xstrata group of BHP Billiton Tintaya S.A. ("Tintaya") which completed on 21 June 2006 and the Xstrata group may incur and/or experience unanticipated costs and/or delays or difficulties relating to integration of the Enlarged Group. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Xstrata group and the Enlarged Group (as the case may be), and the development of the industries in which they operate, are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, general economic and business conditions, commodity price volatility, industry trends, competition, changes in government and other regulation, including in relation to the environment, health and safety and taxation, labour relations and work stoppages, changes in political and economic stability, currency fluctuations (including the €/US$, £/US$, A$/US$, C$/US$, ZAR/US$, the Colombian peso/US$ and the Peruvian Sol/US$ exchange rates), the Xstrata group's ability to integrate new businesses (including the Falconbridge group, the Xstrata group's interest in Cerrejón and Tintaya) and recover its reserves or develop new reserves and changes in business strategy or development plans and other risks.

Other than in accordance with its legal or regulatory obligations (including under the Listing Rules (the "Listing Rules"), the Disclosure Rules and the Prospectus Rules of the UK Financial Services Authority), Xstrata does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

No statement in this announcement is intended as a profit forecast and no statement in this announcement should be interpreted to mean that earnings per Xstrata ordinary share for the current or future financial years would necessarily match or exceed the historical published earnings per Xstrata ordinary share.

Neither the content of the Company's website (or any other website) nor the content of any website accessible from hyperlinks on the Company's website (or any other website) is incorporated into, or forms part of, this announcement.

For the purposes of and in accordance with the Listing Rules, Xstrata confirms that, except as disclosed in this announcement and/or as disclosed in the Xstrata shareholder circular dated 30 May 2006 and/or the announcements issued by Xstrata on 11, 19, 20, 25, 27 and 28 July 2006 and 14 August 2006 in connection with the Falconbridge Acquisition and/or the Xstrata shareholder circular dated 20 July 2006 and/or as otherwise disclosed by Xstrata via a Regulatory Information Service approved by the UK Financial Services Authority and, in relation to the Falconbridge group, so far as Xstrata is aware having regard to public information, there has been no significant change affecting any matter contained in the announcement issued by Xstrata on 17 May 2006 in connection with the Falconbridge Acquisition (the "17 May 2006 Announcement") and no other significant new matter has arisen which would have been required to be mentioned in the 17 May 2006 Announcement if it had arisen at the time of preparation of the 17 May 2006 Announcement.

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XSTRATA ACQUIRES ADDITIONAL 67.8% OF FALCONBRIDGE AND EXTENDS OFFER TO 25 AUGUST 2006